EXHIBIT 99.1

OXiGENE Initiates Phase 2 Study of Fosbretabulin in Gastrointestinal Neuroendocrine Tumors

SOUTH SAN FRANCISCO, Calif., Sept. 17, 2014 (GLOBE NEWSWIRE) -- OXiGENE, Inc. (Nasdaq:OXGN), a biopharmaceutical company developing novel cancer therapeutics, today announced that the first patient has been enrolled in a Phase 2 study to evaluate the safety and activity of fosbretabulin monotherapy in patients with locally advanced, recurrent or metastatic gastrointestinal neuroendocrine tumors, or GI-NETs, with elevated biomarkers. GI-NETs are slow-growing, often invasive tumors that produce excessive amounts of hormones and other peptides which enter the blood stream and cause debilitating symptoms.

"Based on our preclinical NET study which showed a statistically significant decrease in a relevant biomarker when treated with fosbretabulin, this study of fosbretabulin in GI-NETs is a potentially meaningful advance, as these tumors are increasing in incidence and very few treatment options exist beyond surgery or radiation," said Steven K. Libutti, MD, FACS, Professor of Surgery and Genetics, Albert Einstein College of Medicine, and Montefiore Medical Center. "Fosbretabulin's unique mechanism of action specifically targets the tumor vasculature in order to cut off the blood supply at the tumor's core, which may result in reduction in biomarkers and symptoms for these patients. We are hopeful that this novel approach may be effective in reducing the debilitating symptomatology of this cancer."

The Phase 2 study will evaluate the safety and activity of fosbretabulin monotherapy in approximately 20 GI-NET patients with increased biomarkers and/or clinical symptoms. The study will evaluate the impact of fosbretabulin on certain biological mediators over time, following the patient's baseline measurements at the study start. The primary endpoint of the trial is the reduction of biomarkers, and secondary endpoints include improvement in symptoms and quality of life as assessed by validated measures. The study will be conducted at five sites in the U.S.

"We are pleased to add GI-NET as a new tumor type that may benefit from treatment with fosbretabulin given the significant need for alternative new treatment options in patients with these tumors," said Dai Chaplin, president and chief executive officer at OXiGENE. "We hope to build on the growing body of evidence suggesting fosbretabulin's meaningful biological activity in various indications. We look forward to enrolling this important study and obtaining the data to evaluate the potential of this novel treatment approach for patients with GI-NETs."

About GI-NETs

When GI-NETs metastasize to the liver, they can result in the over-production of serotonin and other hormones, which can reach the bloodstream and tissues and cause a range of debilitating symptoms, including episodic flushing, diarrhea, wheezing, and the eventual development of carcinoid heart disease. GI-NETs often do not produce noticeable symptoms until they spread to the liver. Surgery is often the first line of treatment, but frequently is supplemented with additional agents, since disease diagnosis often occurs after metastases have occurred. While drug treatment with somatostatin analogues helps to control the symptoms of carcinoid syndrome, patients who are or become unresponsive to somatostatin have limited therapeutic options.

Fosbretabulin is a vascular disrupting agent (VDA), which blocks blood flow to established tumor blood vessels. Preclinical data have demonstrated statistically significant activity with fosbretabulin treatment in models of neuroendocrine tumors. One of these studies was conducted by researchers at the Albert Einstein College of Medicine and presented at the AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics in 2013.

About OXiGENE

OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer. The Company is focused on developing vascular disrupting agents (VDAs), which are compounds that selectively disrupt abnormal blood vessels associated with solid tumor survival and progression. The Company's lead clinical product candidate, fosbretabulin (formerly known as ZYBRESTAT®) is in development as a potential treatment for solid tumors. OXi4503, its second product candidate, is in development for acute myeloid leukemia (AML). OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.

Safe Harbor Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include the timing of advancement, outcomes, and regulatory guidance relative to our clinical programs, achievement of our business and financing objectives may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the inherent risks of drug development and regulatory review, and the availability of additional financing to continue development of our programs.

Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE's reports to the Securities and Exchange Commission, including OXiGENE's reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

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